UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 1, 2012

Exide Technologies
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11263 (Commission File Number)	23-0552730 (IRS EmployerIdentification No.)

13000 Deerfield Parkway, Building 200,
Milton, Georgia 30004
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (678) 566-9000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2012, Exide Technologies, a Delaware corporation (“Exide” or “Company”), entered into a definitive Master Settlement Agreement (the “Agreement”) with the City of Frisco, Texas, a local governmental authority (“Frisco”), Frisco Economic Development Corporation, a Texas non-profit corporation (“EDC”), and Frisco Community Development Corporation, a “Texas non-profit corporation (“CDC” and, together with Frisco and EDC, the “Frisco Parties”).

The Agreement settles prior disputes related to Exide’s recycling operations on its property in Frisco, Texas. The Agreement requires Exide to cease business operations at its Frisco recycling center no later than December 31, 2012. Additionally, under the terms of the Agreement, Exide will sell certain parcels of property comprising approximately 180-acres of undeveloped land surrounding Exide’s Frisco operations (the “Subject Property”) to the CDC and EDC. Exide will retain ownership of the federal and state permitted plant site (the “Plant Site”), will remove all vertical structures with the exception of an administrative office building and wastewater treatment plant, and maintain the vacated Plant Site in accordance with U.S. Environmental Protection Agency and Texas Commission on Environmental Quality (TCEQ) regulations. Exide expects to net approximately $37 to $40 million from the $45 million in cash consideration it receives from the sale of the Subject Property and the closure of the Plant Site, after reductions for severance and Plant Site remediation. This will have a favorable impact on pre-tax income of approximately $18 to $23 million.  Exide currently expects to receive the $45 million during calendar 2013, subject to the satisfaction of certain conditions included in the Agreement.

Following the clean-up and removal activities on the Plant Site, Exide will be required to conduct remediation of certain parcels comprising the Subject Property in accordance with specified environmental standards and will be reimbursed by the Frisco Parties for expenses related to this remediation.

The parties to the Agreement have made customary representations, warranties and covenants, and the completion of the transaction is subject to completion of environmental due diligence or remediation, as applicable, on specified parcels of the Subject Property, specified regulatory and environmental approvals, and other customary closing conditions.

The foregoing descriptions of the Agreement do not purport to be complete and are qualified in their entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.  A copy of the press release announcing the intention of Exide and the Frisco Parties to enter into the Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

Attached as Exhibit 99.2, is a copy of the press release dated June 7, 2012, which contains information regarding the Company's results of operations and financial condition for the fiscal quarter and fiscal year ended March 31, 2012. The information furnished pursuant to 2.02, including Exhibit 99.2, shall be deemed furnished but not filed.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 1, 2012, Exide’s Board of Directors approved amendments to the Company's Amended and Restated Bylaws (the "Bylaws").   The amendments include the additions of Sections 2.03 (iii) and 2.03 (v) to Article II of the Bylaws which require stockholder proponents to update within 10 days of the annual meeting, if necessary, certain information that must be delivered to Exide to either propose business or nominate directors at that annual meeting.

The above description of the amendments is not complete and is qualified in its entirety by reference to the Bylaws, as amended, a copy of which is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1	Master Settlement Agreement, dated as of June 6, 2012, by and among Exide Technologies, the City of Frisco, Texas, Frisco Economic Development Corporation and Frisco Community Development Corporation*
3.1	Amended and Restated Bylaws dated June 1, 2012
99.1	Press Release of Exide Technologies dated May 31, 2012
99.2	Press release dated June 7, 2012 announcing results of operations
*
Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

By:        /s/ Phillip A. Damaska
Name: Phillip A. Damaska
Title:   Executive Vice President & Chief Financial Officer

Date:  June 7, 2012

EXHIBIT INDEX

Exhibit No.	Description

2.1	Master Settlement Agreement, dated as of June 6, 2012, by and among Exide Technologies, the City of Frisco, Texas, Frisco Economic Development Corporation and Frisco Community Development Corporation*
3.1	Amended and Restated Bylaws dated June 1, 2012
99.1	Press Release of Exide Technologies dated May 31, 2012
99.2	Press release dated June 7, 2012 announcing results of operations
*
Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC.